EXHIBIT 10

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 87 to the registration statement on N-1A (the "Registration Statement") of our reports dated December 1, 1998, relating to the financial statements and financial highlights appearing in the October 31, 1998 Annual Reports to Shareholders of Janus Investment Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP


Denver, Colorado
February 15, 1999